Eileen M. Connolly
908-234-8510 (office)
908-410-1419 (cell)

Sue Fleming
908-234-4548 (office)


FOR RELEASE MONDAY, NOVEMBER 18, 2002

                AT&T SPINS OFF AT&T BROADBAND TO SHAREOWNERS AND
                  COMPLETES AT&T BROADBAND MERGER WITH COMCAST

BEDMINSTER, N.J.- AT&T today spun off AT&T Broadband to AT&T shareowners of record on November 15, 2002.

Immediately following the spin off, AT&T Broadband combined with Comcast Corporation. The combination, which creates the world's pre-eminent broadband services company, has an aggregate value of approximately $60 billion, including stock and debt.

With more than 21.4 million subscribers, the new Comcast is one of the leading broadband communications, media and entertainment companies in the world. It will be the world's leading provider of broadband video, voice and data services. The combined company will have 59,000 employees, a presence in 41 states, approximately 6.3 million digital video customers, 3.3 million high-speed data customers and 1.3 million cable telephony customers.

C. Michael Armstrong, retiring chairman and chief executive officer of AT&T and now chairman of Comcast Corporation said, "Once again AT&T Broadband is positioned to accelerate the development and transformation of our industry. AT&T Broadband and Comcast can accomplish more together than we could alone. Comcast will create value for its customers, shareowners and employees by bringing more services to more people more quickly."

Speaking of the AT&T Broadband employees, Armstrong said, "I am truly proud of the extraordinary people who have brought AT&T Broadband so far. Their energy, enthusiasm and commitment are outstanding. I am sure that through their continued hard work, they will unlock the potential of this new generation of broadband services."

The merger will be accomplished through an exchange of stock to AT&T shareowners, who will receive .3235 of a share of Comcast Corporation Class A common stock for each share of AT&T they owned at market close on November 15, 2002 - the record date.

Following the merger AT&T shareowners will own a 56 percent economic stake and about a 66 percent voting interest in the new company. The Roberts family, which owns Comcast Class B shares, will control one third of the new company's outstanding voting interest.

Comcast has assumed more than $24 billion in debt from AT&T and its subsidiaries, as well as $5 billion of AT&T subsidiary trust convertible preferred securities held by Microsoft Corporation, which will be converted into 115 million shares of Comcast.

AT&T shareowners will continue to hold their shares in AT&T, one of the largest communications services company in the world with more than 50 million consumer and 4 million business customer relationships.

"AT&T is well positioned for the future with a top-notch leadership team, a world-class network, a sound financial structure and a wealth of opportunity in the marketplace," Armstrong said.

Speaking about AT&T employees, he said, "AT&T people consistently executed with purpose and integrity during one of the most turbulent times in our industry. I'm proud of what we accomplished together over the last five years, and prouder still of having been a part of this fine company."

Also today, AT&T conducted its previously announced 1-for-5 reverse stock split, which was approved by AT&T shareowners earlier this year. Following completion of the reverse stock split, AT&T anticipates it will have approximately 770 million shares outstanding.

The AT&T Board of Directors recommended and the AT&T shareowners overwhelmingly approved the reverse split to adjust the trading price of AT&T stock following the company's restructuring, including the spin off of AT&T Wireless and AT&T Broadband.

With the reverse split, holders of AT&T common stock will receive one share of AT&T stock for every five shares they currently hold. At the time issued, each new share will represent the same interest in AT&T as the five shares it replaces.

As a result of the reverse stock split, AT&T shareowners who own five or more shares of AT&T and are in the dividend reinvestment plan will receive an account statement for full and fractional shares of the new AT&T. AT&T shareowners who own five or more shares of AT&T but are not in the AT&T dividend reinvestment plan will receive account statements for full shares of AT&T, and cash for fractional shares. Shareowners who own fewer than five AT&T shares will receive cash payments for fractional shares.

AT&T's trading symbol on the New York Stock Exchange will remain "T;" however, AT&T's CUSIP number will change as a result of the transaction.

AT&T, noting that it is premature to declare future quarterly dividends, said that if it continues paying its regular dividend at the same rate, AT&T shareowners would expect AT&T's quarterly dividend to change from 3.75 cents per share to 18.75 cents per share, as a result of this reverse split.

Effective November 18, AT&T shareowners will no longer be able to trade their current AT&T stock certificates, and will receive information by mail regarding the action they need to take. Shareowners without certificates will automatically have their account balances adjusted for the reverse stock split and will receive a statement reflecting their new share balance by mail in approximately one month.



                                    # # #


The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.